Exhibit 99.1

News Release	Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1430 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Announces Offer to Purchase for Cash

Any and All of Its Outstanding $160,000,000 6% Notes Due 2009

ATLANTA, December 1, 2008 – Acuity Brands, Inc. (NYSE: AYI) (the “Company”) today announced that it has commenced a cash tender offer to purchase any and all of its outstanding 6% Notes due 2009 (CUSIP No. 00508YAA0) (the “Notes”). The tender offer is being made pursuant to an Offer to Purchase dated today (the “Offer to Purchase”) and related Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer. As of December 1, 2008, the aggregate principal amount of Notes outstanding was $160 million.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on December 9, 2008, unless extended or earlier terminated. The Company expects to pay for Notes validly tendered and not withdrawn in the tender offer promptly following the expiration of the tender offer.

The purchase price being offered for the Notes is $990.00 per $1,000.00 principal amount of Notes validly tendered and accepted for purchase, plus the accrued and unpaid interest to but excluding the applicable settlement date. The settlement date will be the first business day following the date on which the tender offer expires, or as soon thereafter as practicable.

Except as set forth in the Offer to Purchase or as required by applicable law, Notes tendered may be withdrawn only on or before the expiration of the tender offer, and tendered Notes may not be withdrawn after the expiration of the tender offer.

News Release	2

The tender offer is subject to certain customary conditions but is not conditioned on the tender of a minimum principal amount of the Notes. The Company is not soliciting consents from holders of Notes in connection with the tender offer.

The Company has retained Citi to serve as the dealer manager for the tender offer and has retained Global Bondholder Services Corporation to serve as the depositary and information agent for the tender offer. Requests for copies of the Offer to Purchase and related Letter of Transmittal may be directed to Global Bondholder Services Corporation by telephone at 212-430-3774 or 866-540-1500, or in writing at 65 Broadway – Suite 723, New York, NY, 10006, Attention: Corporate Actions. Questions regarding the tender offer may be directed to Citi at 800-558-3745 or 212-723-6106.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. None of the Company, the dealer manager or the depositary and information agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender Notes and, if so, the principal amount of Notes to tender.

Acuity Brands, Inc. owns and operates Acuity Brands Lighting, Inc. and Acuity Brands Technology Services, Inc. With fiscal year 2008 net sales of over $2.0 billion, Acuity Brands Lighting and Acuity Brands Technology Services combined are one of the world’s leading providers of lighting fixtures and related products and services and include brands such as Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics®, Antique Street Lamps™, Synergy® Lighting Controls, SAERIS™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,300 associates and has operations throughout North America and in Europe and Asia.